Exhibit 3.3

COMPANIES ACTS 1963 TO 2012

UNLIMITED COMPANY HAVING A SHARE CAPITAL

MEMORANDUM
AND
ARTICLES OF ASSOCIATION
OF
HABSONT

33 Sir John Rogerson’s Quay, Dublin 2, Ireland.

COMPANIES ACTS 1963 TO 2012

UNLIMITED COMPANY HAVING A SHARE CAPITAL

MEMORANDUM OF ASSOCIATION

OF

HABSONT

1.	The name of the Company is Habsont.

2.	The objects for which the Company is established are:-

2.1	To acquire and hold controlling and other interests in the share or loan capital of any company or companies.

2.2	To carry on the business of an investment holding company in the fields of pharmacy, medicine, chemistry, dentistry, cosmetics and other related or unrelated fields and for that purpose to acquire and hold either in the name of the company or in that of any nominee shares, stocks, debentures, debenture stock, bonds, notes obligations, warrants, options and securities issued or guaranteed by any company wherever incorporated, or issue or guaranteed by any government, public body or authority in any part of the world; and to raise money on such terms and conditions as may be thought desirable for any of the above purposes.

2.3	To carry on business and to act as merchants, financiers, investors (in properties or securities), traders, shipowners, carriers, agents, brokers, commission agents, concessionaires, distributors, importers or exporters and to carry on any other business incidental thereto in Ireland or in any other part of the world and whether alone or jointly with others.

2.4	To import, export, buy, sell, barter, exchange, pledge, make advances on, take on lease or hire or otherwise acquire, alter, treat, work, manufacture, process, dispose of, let on lease, hire or hire purchase, or otherwise trade or deal in and turn to account as may seem desirable goods, articles, equipment, machinery, plant, merchandise and wares of any description and things capable of being used or likely to be required by persons having dealings with the Company for the time being.

2.5	To carry on any other business except the issuing of policies of insurance, which may seem to the Company capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the Company’s property or rights.

2.6	To purchase take on lease or in exchange, hire or by any other means acquire any freehold, leasehold or other property for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, offices, factories, mills, works, wharves, roads, railways, tramways, machinery, engines, rolling stock, vehicles, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may be conveniently used with, or may enhance the value of any property of the Company.

2.7	To build, construct, maintain, alter, enlarge, pull down and remove or replace any buildings, offices, factories, mills, works, wharves, roads, railways, dams, tramways, machinery, engines, walls, fences, banks, sluices, or watercourses, and to clear sites for the same, or to join with any person, firm or company in doing any of the things aforesaid, and to work, manage and control the same or join with others in so doing.

2.8	To apply for, register, purchase, or by other means acquire and protect, prolong and renew, whether in Ireland or elsewhere, any patents, patent rights, brevets d’invention, licenses, trademarks, designs protections and concessions or other rights which may appear likely to be advantageous or useful to the Company, and to use and turn to account and to manufacture under or grant licenses or privileges in respect of the same, and to expend money in experimenting upon and testing and in improving or seeking to improve any patents, inventions or rights which the Company may acquire or propose to acquire.

2.9	To acquire and undertake the whole or any part of the business, goodwill and assets and liabilities of any person, firm or company carrying on or proposing to carry on any of the business which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with or enter into partnership or into any arrangement for sharing profits, or for co-operation, or for limiting competition, or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage and deal with any shares, debentures, debenture stock or securities so received.

2.10	To improve, manage, cultivate, develop, exchange, let on lease or otherwise, mortgage, sell, charge, dispose of, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

2.11	To invest and deal with the moneys of the Company not immediately required in such shares or upon such securities and in such manner as may from time to time be determined.

2.12	To lend and advance money or give credit to such persons, firms or companies and on such terms as may seem expedient, and in particular to customers of and others having dealings with the Company, and tenants, subcontractors and persons undertaking to build on or improve any property in which the Company is interested, and to give guarantees or become security for any such persons, firms or companies.

2.13	To borrow or raise money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock, bonds, obligations and securities of all kinds (perpetual or otherwise) and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing, by mortgage, charge or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake and to purchase, redeem or pay off any such securities.

2.14	To give credit to or to become surety or guarantor for any person or company, and to give all descriptions of guarantees and indemnities and either with or without the Company receiving any consideration to guarantee or otherwise secure (with or without a mortgage or charge on all or any part of the undertaking, property and assets, present and future, and the uncalled capital of the Company) the performance of the obligations and the repayment or payment of the capital or principal of and dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities or indebtedness of any person, authority (whether supreme, local, municipal or otherwise) or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by Section 155 of the Companies Act 1963 or any other statutory modification or re-enactment thereof or other subsidiary as defined by the said section of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company in business.

2.15	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

2.16	To apply for, promote and obtain any Act of the Oireachtas, Provisional Order or License of the Minister for Industry and Commerce or other authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

2.17	To enter into any arrangements with any government or authorities (supreme, municipal, local or otherwise) or any companies, firms or persons, that may seem conducive to the attainment of the Company’s objects or any of them, and to obtain from any such government, authority, company, firm or person any charters, contracts, decrees, rights, privileges and concessions which the Company may think desirable, and to carry out, exercise and comply with any such charters, contracts, decrees, rights, privileges and concessions.

2.18	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in or securities of any other company having objects altogether or in part similar to those of this company or carrying on any business capable of being carried on so as directly or indirectly to benefit this company.

2.19	To act as agents or brokers, and as trustees or as nominee for any person, firm or company, and to undertake and perform subcontracts, and also to act in any of the businesses of the Company through or by means of agents, brokers, subcontractors, trustees or nominees or others.

2.20	To remunerate any person, firm or company rendering services to this Company, either by cash payment or by the allotment to him or them of shares or securities of the Company credited as paid up in full or in part or otherwise as may be thought expedient.

2.21	To adopt such means of making known the Company and its products and services as may seem expedient.

2.22	To pay all or any expenses incurred in connection with the promotion, formation and incorporation of the Company, or to contract with any person, firm or company to pay the same, and to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares, debentures, debenture stock or securities of the Company.

2.23	To support and subscribe to any charitable or public object, and any institution, society or club which may be for the benefit of the Company or its employees, or may be connected with any town or place where the Company carries on business; to give pensions, gratuities (to include death benefits) or charitable aid to any persons who may have been officers or employees or ex-officers or ex-employees of the Company, or, its predecessors in business, or to the spouses, children or other relatives or dependents of such persons; to make payments towards insurance; and to form and contribute to provident and benefit funds for the benefit of any such person or of their spouses, children or other relatives or dependents.

2.24	To establish, promote or otherwise assist any other company or companies or associations for the purpose of acquiring the whole or any part of the business or property, and undertaking any of the liabilities of this Company, or of undertaking any business or operation which may appear likely to assist or benefit this Company or to enhance the value of any property or business of this Company, and place or guarantee the placing of, underwrite, subscribe for, or otherwise acquire all or any part of the shares or securities of any such company as aforesaid.

2.25	To sell or otherwise dispose of the whole or any part of the business or property of the Company, either together or in portions, for such consideration as the Company may think fit, and in particular for shares, debentures or securities of any other company whether or not having objects altogether or in part similar to those of this Company.

2.26	To distribute among the members of the Company in kind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to this Company or of which this Company may have the power of disposing.

2.27	To procure the Company to be registered or recognised in any foreign country or place.

2.28	To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

2.29	To the extent that the same is permitted by law, to give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or the Company’s holding company for the time being (as defined by Section 155 of the Companies Act 1963).

2.30	To make payment from the income, profits or reserves of the Company or transfer or gift any assets of the Company with or without the Company receiving any consideration or full consideration or other benefit or at an undervalue, to any person, firm or company, any shareholders, directors, or any company owned or controlled by any one or more directors and/or shareholders of the Company.

2.31	To do all such other things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

3	The liability of the Members is unlimited.

4	The share capital of the Company is €2,000,000,001 divided into 2,000,000,001 Ordinary Shares of €0.001 each. The capital may be divided into different classes of shares with any preferential, deferred or special rights or privileges attached thereto and from time to time the company’s regulations may be varied so far as may be necessary to give effect to any such preference, restriction or other term.”

WE, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	No. of Shares taken by each Subscriber
Sandra O’Neill	Fifty	(50)
Greyfort House
Sea Road
Kilcoole,
Co. Wicklow
Company Director

Anne O’Neill	Fifty	(50)
Mount Vernon
New Road
Greystones
Co Wicklow
Company Director

No. of Shares Taken	One Hundred	(100)

Dated the 2nd day of May 2013

Witness to the above signatures:

Mark O’Neill

26 Hollypark Avenue

Blackrock,

Co. Dublin

COMPANIES ACTS 1963 TO 2012

UNLIMITED COMPANY HAVING A SHARE CAPITAL

ARTICLES OF ASSOCIATION

OF

HABSONT

PRELIMINARY

1.	The Company shall be a private Company within the meaning of the Companies Act, 1963, (as amended by the Companies Acts 1983 to 2009) (hereinafter referred to as “the Act”) and the Regulations contained in Part II of Table A in the First Schedule to the Act (with the exception of the Regulations 40 to 46 (inclusive) of Part I of that Table), shall apply to the Company save in so far as they are excluded or varied hereby. Part III of Table E of the First Schedule to the Companies Act 1963 shall be hereby excluded and shall not apply to the Company.

LIEN

2.	The lien conferred by Regulation 11 of Part I of Table A shall attach to all shares whether fully paid or not and the said Regulation shall be amended accordingly.

PRIVATE COMPANY

3.	The Company is a private company and accordingly:

(a)	the right to transfer shares is restricted in the manner prescribed in these articles;

(b)	the number of members of the Company (exclusive of the persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company, were while in such employment, and have continued after the termination of such employment to be members of the Company) shall not at any time exceed 99; and

(c)	no shares or debentures of the Company shall be offered to the public for subscription.

SHARE CAPITAL AND VARIATION RIGHTS

4.	The share capital of the Company is €2,000,000.001 divided into 2,000,000,001 ordinary shares of €0.001 each (the “Ordinary Shares”).

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4.2	Any profits which the directors may lawfully determine to distribute in respect of any financial year shall be distributed to the holders of the Ordinary Shares pro rata to the number of shares held by each of them.

4.3	The Ordinary Shares shall confer on the holders thereof the right to receive notice of and to attend and vote at all general meetings of the Company.

4.4	On the occurrence of a liquidation, the exit proceeds shall be distributed pari passu between the holders of the Ordinary Shares pro rata to the number of shares held by each of them.

4.5	The Company may by Special Resolution-

(a)	Increase the share capital by such sum to be divided into shares of such amount as the resolution may prescribe;

(b)	Consolidate its shares into shares of a larger amount than its existing shares;

(c)	Subdivide its shares into shares of a smaller amount than its existing shares;

(d)	Cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person;

(e)	Reduce its share capital in any way

4.5	The Directors are hereby given the authority to allot relevant securities (within the meaning of section 20 of the Companies (Amendment) Act, 1983), generally, unconditionally, up to an amount of relevant securities equal to the higher of:-

(i)	the authorised share capital of the Company at the date of incorporation, and

(ii)	the authorised share capital of the Company at the date of an exercise of the said authority,

such authority to expire five years from the date of adoption of these Articles of Association and may be renewed by an ordinary resolution save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors are hereby given the authority to allot relevant securities in pursuance of such offer or agreement as if the authority conferred hereby had not expired.

PURCHASE OF OWN SHARES

5.	Subject to the provisions of the Companies Act 1990, the Company may:-

(a)	issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company, or the holder, on such terms and in such manner as shall be provided by the Articles of Association of the Company;

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(b)	purchase any of its own shares;

(c)	convert any of its shares into redeemable shares subject to the provisions of the Companies Act 1963 to 2005 and these Articles governing the variation of rights attached to classes of shares and the alteration of the Company’s Memorandum or Articles of Association;

(d)	shares redeemed or purchased may be held as “Treasury Shares” or cancelled, so however, that no such shares shall be held as “Treasury Shares”, or cancelled, or premium paid on a share except in accordance with the provisions of the Companies Act 1990;

(e)	no shares shall be redeemed or purchased unless the said shares are fully paid;

(f)	there shall be paid on each share redeemed or purchased at the date of redemption or purchase, the amount paid up on each such share (which shall not be less than the par value) and any premiums as may be determined by the Directors;

(g)	no such redeemable shares shall be issued or redeemed or purchased, or shares converted into redeemable shares if as a result of the foregoing the nominal value of the issued capital which is not redeemable would be less than one-tenth of the nominal value of the total issued share capital of the Company;

(h)	all redemptions by the Company, or purchases of its own shares shall be out of profits which would otherwise have been available for dividend and in the case of shares redeemed or purchased which are to be cancelled, such redemption or purchase may be out of the proceeds of a fresh issue of shares.

TRANSFER OF SHARES

6.	An instrument of transfer of a share (other than a partly paid share) need not be executed on behalf of the transferee and need not be attested and Regulation 22 of Part I of Table A shall be modified accordingly.

RESOLUTIONS

7.	(a)

Any such resolution in writing as is referred to in Regulation 6 of Part II of Table A may consist of several documents in the like form each signed by one or more of the Members (or their duly authorised representatives) in that Regulation referred to.

(b)	Any such Resolution in writing as is referred to in Regulation 109 of Part I of Table A may consist of several documents in the like form each signed by one or more of the Directors (or their duly authorised representatives) in that Regulation referred to.

(c)	Any document completed by the Auditors and Members of the Company permitting of the calling of a meeting on shorter notice than required by Sections 133 and 141 of the Act (and the holding of such meeting) may consist of several documents in the like form each signed by one or more of the aforementioned parties (or their duly authorised representatives).

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PROCEEDINGS AT GENERAL MEETINGS

8.	The following words shall be added to the end of Regulation 53 of Part I of Table A “and fixing the remuneration of Directors”.

9.	A poll may be demanded by the Chairman or by any member present in person or by proxy and Regulation 59 of Part I of Table A may be modified accordingly.

PROXIES

10.	In Regulation 70 of Part I of Table A the words “not less than 48 hours before the time for holding” and “not less than 48 hours before the time appointed for” shall be deleted and there shall be substituted therefor the words “before the commencement of” on both occasions.

BORROWING POWERS

11.	(a)	Regulation 79 of Part I of Table A shall not apply to the Company.

(b)	The Directors may without any limitation as to the amount exercise all the powers of the Company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party, and the Directors may guarantee, support or secure whether by personal covenant or by mortgaging or charging all or any part of the undertaking property and assets (both present and future) and uncalled capital of the Company, or by any such methods, the performance of the obligations of, and repayment or payment of the principal amounts of any premiums, interest and dividends on any securities of any person, firm or company including (without prejudice to the generality of the foregoing,) any company which is for the time being the Company’s subsidiary or holding company (as defined by Section 155 of the Companies Act, 1963) or the holding company or other subsidiary of the Company’s holding company or otherwise associated with the Company in business.

DIRECTORS

12.	(a)

A Director appointed to fill a casual vacancy or as an addition to the Board shall not retire from office at the Annual General Meeting next following his appointment and the last sentence of Regulation 98 of Part I of Table A shall be deleted.

(b)	The Directors of the Company shall not be required to retire by rotation and Regulations 92 to 100 inclusive of Part I of Table A shall be amended accordingly.

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(c)	A Director shall not require a share qualification but nevertheless shall be entitled to receive notice of and to attend and speak at any general meeting of or any separate meeting of the holders of any class of shares in the Company and Regulation 136 of Part 1 of Table A shall be modified accordingly.

(d)	Unless and until the Company in general meeting shall otherwise determine the number of the Directors shall be not less than two nor more than seven and Regulation 75 of Part I of Table A shall be modified accordingly.

(e)	Any such resolution in writing as is referred to in Regulation 109 of Part I of Table A may consist of several documents in the like form each signed by one or more of the Directors for the time being entitled to receive notice of meetings of the Directors.

(f)	Any Director or Alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute being present in person at the meeting.

ALTERNATE DIRECTORS

13.	(a)

Any Director may by writing under his hand appoint any person (including another Director) to be his alternate. The appointment of an alternate or substitute director need not be approved by the majority of the Directors and Regulation 9 of Part II of Table A shall be modified accordingly.

(b)	An alternate Director shall be entitled to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which his appointer is a member, to attend and vote at any such meeting at which the Director appointing him is not personally present and in the absence of his appointer to exercise all the powers, rights, duties and authorities of his appointer as a Director (other than the right to appoint an alternate hereunder).

(c)	Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes, (including authenticating the affixing of the seal) to be a Director. The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him.

(d)	A Director may at any time revoke the appointment of any alternate appointed by him. If a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine but if a Director retires by rotation or otherwise but is re-appointed or deemed to have been re-appointed at the meeting at which the retires, any appointment of any alternate Director made by him which was in force immediately prior to his retirement shall continue after his re-appointment.

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(e)	An alternate Director shall not be counted in reckoning the maximum number of the Directors allowed by the Articles of Association for the time being. A Director acting as alternate shall have an additional vote at meetings of Directors for each Director for whom he acts as alternate but he shall count as only one for the purpose of determining whether a quorum be present.

(f)	Any appointment or revocation by a Director under this Article shall be effected by notice in writing given under his hand to the Secretary or deposited at the Office or in any other manner approved by the Directors.

MANAGING DIRECTOR

14.	The Directors may from time to time appoint one or more of their body to hold any executive office in the management of the business of the Company including the office of Chairman or Deputy Chairman or Managing or Joint Managing or Deputy or Assistant Managing Director as the Directors may decide, and on such terms as they think fit, and if no period or terms are fixed, then such executive shall comply with such directions as may be given to him by the Directors from time to time, and the appointment may be revoked at any time, and in any event his appointment shall be automatically determined (without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company) if he shall cease to be a Director and Regulation 110 of Part I of Table A shall be amended accordingly.

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NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS

Sandra O’Neill Greyfort House Sea Road Kilcoole, Co. Wicklow Company Director

Anne O’Neill Mount Vernon New Road Greystones Co Wicklow Company Director

Dated the 02nd day of May 2013

Witness to the above signatures: Mark O’Neill 26 Hollypark Avenue Blackrock, Co. Dublin

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